Exhibit 99

RPC, Inc. Reports First Quarter 2017 Financial Results

ATLANTA, April 26, 2017 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2017. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets. RPC manages two operating segments - Technical Services and Support Services.

For the quarter ended March 31, 2017, revenues increased 57.7 percent to $298.1 million compared to $189.1 million in the first quarter of last year. Revenues increased compared to the prior year due to higher activity levels, improved pricing and increasing service intensity in our Technical Services segment and more specifically our pressure pumping and downhole tools services. Operating profit for the quarter was $1.6 million compared to an operating loss of $75.1 million in the prior year. Net income for the quarter was $3.6 million or $0.02 diluted earnings per share, compared to net loss of $32.5 million or $0.15 loss per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $46.4 million compared to a loss of $14.1 million in the prior year. [1]

Cost of revenues during the first quarter of 2017 was $216.2 million, or 72.5 percent of revenues compared to $161.3 million, or 85.3 percent of revenues during the first quarter of last year.  Cost of revenues increased primarily because of higher materials and supplies, maintenance and repair expenses which increased due to higher activity levels and greater service intensity. As a percentage of revenues, cost of revenues decreased due to improved pricing for our services and efficiencies resulting from higher activity levels primarily within Technical Services.

Selling, general and administrative expenses were $37.2 million in the first quarter of 2017, compared to $43.5 million in the first quarter of 2016. These expenses decreased during the first quarter as compared to the prior year due to lower bad debt expense and employment costs. As a percentage of revenues, these costs decreased to 12.5 percent in the first quarter of 2017 compared to 23.0 percent in the first quarter of 2016, due to lower expenses and improved leverage of higher revenues over fixed costs. Depreciation and amortization expenses decreased to $44.7 million during the quarter compared to $60.6 million in the first quarter of the prior year due to lower capital expenditures. Interest expense during the first quarter of 2017 was $103 thousand, a decrease of 68.3 percent compared to $325 thousand in the first quarter of the prior year.

RPC recorded an income tax benefit of $1.8 million during the first quarter of 2017. The 2017 provision reflects a beneficial discrete adjustment of $2.5 million, or $0.01 per diluted share, related to the required adoption of an accounting pronouncement in the quarter. The amendments in the pronouncement require excess tax benefits and deficiencies relating to share-based payment awards to be recognized as a component of income tax expense rather han stockholders’ equity as in prior periods. The 2016 benefit included a one-time beneficial impact of a resolution of a state income tax matter of approximately $15.7 million.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

First Quarter 2017 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended March 31, 2017 increased by $77.1 million, or 34.9 percent, compared to the fourth quarter of 2016. Revenues increased due to higher overall activity levels, increased service intensity, and improved pricing primarily in Technical Services and pressure pumping in particular. Cost of revenues during the first quarter of 2017 increased by $43.2 million or 25.0 percent due to higher materials and supplies costs, maintenance and repair expenses and fuel costs resulting from higher activity levels. As a percentage of revenues, however, these costs decreased from 78.3 percent in the fourth quarter of 2016 to 72.5 percent in the first quarter due to improved leverage of higher revenues over fixed costs resulting from higher activity levels coupled with pricing improvement in pressure pumping. Selling, general and administrative expenses during the first quarter of 2017 increased slightly compared to the fourth quarter of 2016. RPC’s operating profit during the first quarter of 2017 was $1.6 million, compared to an operating loss of $32.2 million in the fourth quarter of 2016. Net income increased to $3.6 million in the first quarter of 2017, compared to a net loss of $21.1 million in the fourth quarter of 2016 due to the improved operating environment. For the first quarterly reporting period since the first quarter of 2015, RPC generated positive diluted earnings per share of $0.02 compared to a loss per share of $0.10 in the fourth quarter of 2016. First quarter 2017 EBITDA increased by $30.8 million compared to the fourth quarter of 2016.

Management Commentary

“Industry activity accelerated during the first quarter of 2017,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average U.S. domestic rig count during the first quarter of 2017 was 744, an increase of 37.0 percent compared to the same period in 2016, and a 26.3 percent increase compared to the fourth quarter of 2016. The average price of natural gas during the first quarter was $3.01 per Mcf, an increase of 54.4 percent compared to the prior year but a slight decrease compared to the fourth quarter of 2016. The average price of oil during the first quarter was $51.69 per barrel, a 17.9 percent increase compared to the prior year and a 4.9 percent increase compared to the fourth quarter of 2016. At the end of the first quarter of 2017, the U.S. domestic rig count had increased by more than 100 percent during the 10 months since the rig count’s historical low, which represents the fastest pace of industry recovery in U.S. history.

“RPC generated strong financial results in the first quarter of 2017 because we were able to meet increased demand with well-maintained equipment, staffed with trained crews, and supported by strong logistical processes. In particular, the continued trend of increasing service intensity of completion activities generated strong demand this quarter especially in our Technical Services segment and pressure pumping in particular. Because of continued indications of high demand and improved pricing during the near term, we began to reactivate idle pressure pumping equipment at the end of the first quarter. We will continue to reactivate our idle pressure pumping fleet based on customer demand. The financial performance of Support Services and our other Technical Services lagged that of pressure pumping during the first quarter, due in part to continued high supply of service equipment, as well as completion delays caused by shortages of skilled personnel.

First Quarter 2017 Earnings Release

“We ended the first quarter of 2017 in a strong financial position with $104.5 million in cash. The decline in our cash balance during the quarter resulted from increased working capital requirements of higher activity levels and $11.7 million in capital expenditures, directed towards routine maintenance of existing equipment. We currently forecast modest capital expenditures during the remainder of 2017, and believe that our existing cash balance and projected operating cash flows will be adequate for our cash needs during the remainder of this year,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Support Services include all of the services that provide (i) equipment for customers’ use on the well site without RPC personnel and (ii) services that are provided in support of customer operations off the well site. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues increased by 63.1 percent for the quarter compared to the prior year, due to higher activity levels and improved pricing within pressure pumping and downhole tools as compared to the prior year. Support Services revenues decreased by 12.5 percent during the quarter compared to the prior year due principally to lower activity levels in rental tools and pipe inspection. Utilization of our rental tool fleet continues to be challenged by a low U.S. domestic rig count and continued intense competition. Technical Services reported operating profit of $9.2 million for the quarter compared to an operating loss of $63.3 million in the prior year due to higher activity levels, improved pricing, and lower bad debt expense. Support Services continued to report a slightly lower operating loss due to continued low levels of revenues, partially offset by successful cost control efforts. RPC corporate expenses declined during the first quarter of 2017 compared to the prior year due to contingent professional fees of approximately $2.0 million recorded in the first quarter of 2016.

First Quarter 2017 Earnings Release

(in thousands)	Three Months Ended March 31,
	2017	2016

Revenues:
Technical Services	$286,198	$175,472
Support Services	11,921	13,623
Total revenues	$298,119	$189,095
Operating profit (loss):
Technical Services	$9,205	$(63,264)
Support Services	(5,221)	(6,636)
Corporate expenses	(3,927)	(6,443)
Gain on disposition of assets, net	1,517	1,256
Total operating profit (loss)	$1,574	$(75,087)
Interest expense	(103)	(325)
Interest income	129	23
Other income, net	212	342

Income (loss) before income taxes	$1,812	$(75,047)

RPC, Inc. will hold a conference call today, April 26, 2017 at 9:00 a.m. ET to discuss the results for the first quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 401-4668 or (719) 457-2603 and using the access code #9131952. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that market demand justifies the re-activation of our idle equipment, our intention to have our entire pressure pumping fleet in service by the end of the third quarter, the belief that capital expenditures during the remainder of 2017 will be modest, and that our existing cash balance and projected operating cash flows will be sufficient to meet our cash needs during the remainder of the year. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

First Quarter 2017 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
REVENUES	$298,119	$220,997	$189,095
COSTS AND EXPENSES:
Cost of revenues	216,242	173,020	161,256
Selling, general and administrative expenses	37,157	35,827	43,546
Depreciation and amortization	44,663	48,367	60,636
Gain on disposition of assets, net	(1,517)	(4,001)	(1,256)
Operating profit (loss)	1,574	(32,216)	(75,087)
Interest expense	(103)	(115)	(325)
Interest income	129	171	23
Other income (expense), net	212	(478)	342
Income (loss) before income taxes	1,812	(32,638)	(75,047)
Income tax benefit	(1,822)	(11,531)	(42,536)
NET INCOME (LOSS)	$3,634	$(21,107)	$(32,511)

EARNINGS (LOSS) PER SHARE
Basic	$0.02	$(0.10)	$(0.15)
Diluted	$0.02	$(0.10)	$(0.15)

AVERAGE SHARES OUTSTANDING
Basic	217,713	214,270	214,111
Diluted	217,713	214,270	214,111

First Quarter 2017 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2017	2016
ASSETS
Cash and cash equivalents	$104,498	$108,309
Accounts receivable, net	246,583	175,554
Inventories	111,945	125,089
Income taxes receivable	48,461	41,294
Prepaid expenses	6,897	7,384
Other current assets	6,269	5,832
Total current assets	524,653	463,462
Property, plant and equipment, net	465,249	635,307
Goodwill	32,150	32,150
Other assets	27,002	24,277
Total assets	$1,049,054	$1,155,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$92,270	$45,884
Accrued payroll and related expenses	17,528	16,077
Accrued insurance expenses	4,681	4,964
Accrued state, local and other taxes	4,746	3,978
Income taxes payable	3,805	8,704
Other accrued expenses	1,740	2,294
Total current liabilities	124,770	81,901
Long-term accrued insurance expenses	9,882	10,249
Long-term pension liabilities	33,637	32,077
Other long-term liabilities	3,288	3,377
Deferred income taxes	69,869	107,769
Total liabilities	241,446	235,373
Common stock	21,778	21,761
Capital in excess of par value	-	-
Retained earnings	803,770	915,221
Accumulated other comprehensive loss	(17,940)	(17,159)
Total stockholders' equity	807,608	919,823
Total liabilities and stockholders' equity	$1,049,054	$1,155,196

First Quarter 2017 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended
(in thousands except per share data)	March 31, 2017	December 31, 2016	March 31, 2016

Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$3,634	$(21,107)	$(32,511)
Add:
Income tax benefit	(1,822)	(11,531)	(42,536)
Interest expense	103	115	325
Depreciation and amortization	44,663	48,367	60,636
Less:
Interest income	129	171	23
EBITDA	$46,449	$15,673	$(14,109)